EXHIBIT 11
                          FIRST COMMERCIAL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE


                                       Unaudited               Unaudited
                                  Three Months Ended       Nine Months Ended
                                     September 30,           September 30,
                                ----------------------  ----------------------
(Dollars in thousands,             1995        1994        1995        1994
 except per share data)         ----------  ----------  ----------  ----------

Net income                      $   14,335  $   12,721  $   40,021  $   37,391
Less: Preferred stock dividend          --          --          --         129
                                ----------  ----------  ----------  ----------
Income applicable to
 common shares                  $   14,335  $   12,721  $   40,021  $   37,262
                                ==========  ==========  ==========  ==========

Weighted average common shares
 outstanding                    23,736,718  23,788,600  23,771,094  23,988,817
Earnings per common share       $     0.60  $     0.53  $     1.68  $     1.55































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